DIRECTOR AGREEMENT

THIS DIRECTOR AGREEMENT (this "Agreement") is made and entered into as of April 18 ,2024 (the "Execution Date"), by and between TIAN RUIXIANG Holdings Ltd, a Cayman Islands company (the "Company"), and Min Zhou, (the "Director").

WHEREAS, the Company desires to engage the Director, and the Director desires to serve, as a non-employee director of the Company, subject to the terms and conditions contained in this Agreement; and

WHEREAS, the Director recognizes the Company's need for this Agreement to ensure the continued ownership and protection of the confidential and proprietary information of the Company, its Affiliates (as such term is defined below) and third parties.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt of which is hereby acknowledged, the Company and the Director, intending to be legally bound, hereby agree as follows:

1.DEFINITIONS.

(a) "*Confidential Information*" means information disclosed to Director or known by Director (including information conceived, originated, discovered, or developed in whole or in part by Director), about the Company and/or the Company's business, products, processes, and services, including but not limited to information relating to research, development, data, experimental work, innovations, ideas, improvements, concepts, inventions (including Inventions as such term is defined below), computer programs, designs, engineering data, formulas, systems, intellectual property, sketches, blueprints, flow charts, technology, routines, algorithms, source and object codes, know-how, products and services under development, pricing and pricing strategies, business plans, marketing and selling strategies, servicing, purchasing, accounting, engineering, cost and costing strategies, sources of supply, information about customers and/or suppliers, info1mation related to contracts, customer lists, customer requirements, techniques, business methods or practices, operations, financial information, business forecasts, information related to computer hardware, software, operating systems or the like, training and training programs, prospective business opportunities, and any other information the Company is under an obligation to keep confidential.

(b) "*Corporate Status*" describes the capacity of the Director with respect to the Company and the services performed by the Director in that capacity.

(c) "*Effective Date*" shall mean the closing date of the Company's initial offering of its ordinary shares.

(d) "*Entity*" shall mean any corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization or other legal entity.

(e) "*Proceeding*" shall mean any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative or investigative, whether formal or informal,

including a proceeding initiated by the Director pursuant to Section 12 of this Agreement to enforce the Director' s rights hereunder.

(f) "*Expenses*" shall mean all reasonable fees, costs and expenses, approved by the Company in advance and reasonably incurred in connection with any Proceeding, including, without limitation, attorneys ' fees, disbursements and retainers, fees and disbursements of expert witnesses, private investigators, professional advisors (including, without limitation, accountants and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services, and other disbursements and expenses.

(g) "*Liabilities*" shall mean judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement.

(h) "*Parent*" shall mean any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities ending with the Company, if each of the corporations or entities, other than the Company, owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

(i) "*Subsidiary*" shall mean any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities beginning with the Company, if each of the corporations or entities, other than the last corporation or entity in the unbroken chain, owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

2.SERVICES OF DIRECTOR. While this Agreement is in effect, the Director shall perform duties as an director and/or a member of the committees of the Board, be compensated for such and be reimbursed expenses in accordance with Schedule A attached to this Agreement, subject to the following:

(a)The Director will perform services as is consistent with Director' s position with the Company, as required and authorized by the amended and restated memorandum and articles of association of the Company, and in accordance with high professional and ethical standards and all applicable laws and rules and regulations pertaining to the Director' s performance hereunder, including without limitation, laws, rules and regulations relating to a public company.

(b) The Director is under the obligation to attend at least 80% of the Company' s board meetings each year.

(c)The Company may offset any and all monies payable to the Director to the extent of any monies owing to the Company from the Director.

(d)The rules and regulations of the Company notified to the Director, from time to time, apply to the Director. Such rules and regulations are subject to change by the Company in its sole discretion. Notwithstanding the foregoing, in the event of any conflict or inconsistency between the terms and conditions of this Agreement and rules and regulations of the Company, the terms of this Agreement control.

(e) Any references in this Agreement regarding Director' s duties and obligations to the Company (including, but not limited to, obligations related to confidentiality, and assignment of inventions and work product) include Director' s obligation to the Company' s affiliated entities, which includes the Company' s parent and subsidiary corporations and business entities, if any, and any corporation or other business entity owned or controlled by the Company or under common ownership or control with the Company (each an "Affiliate" and collectively, the "Affiliates").

3.REQUIREMENTS OF DIRECTOR. During the term of the Director's services to the Company hereunder, the Director shall observe all applicable laws and regulations of the British Virgin Islands relating to directors of a company, and shall: (1) act in good faith and in the best interests of the Company; (2) exercise care, diligence, and skill that a reasonably prudent person would exercise in comparable circumstances; (3) avoid conflicts of interest and promptly disclose any potential conflicts to the Board; (4) not engage in any activity that competes with the Company without prior written consent from the Board; (5) maintain the confidentiality of all Company information; (6) comply with all Company policies and procedures, including those related to corporate governance and ethics; (7) regularly attend and actively participate in Board meetings and committees; and (8) fulfill any other duties and responsibilities as prescribed by the Company's articles of association or as directed by the Board.

4. PAYMENT TO DIRECTOR. The Director shall be entitled to a remuneration consisting of one million Class A Ordinary Shares of the Company and an annual salary of $10,000.

5.REPORTING OBLIGATION. While this Agreement is in effect, the Director shall immediately report to the Company in the event: (1) the Director knows or has reason to know or should have known that any of the requirements specified in Section 3 hereof is not satisfied or is not going to be satisfied; and (2) the Director simultaneously serves on an audit committee of any other public company.

6.TERM AND TERMINATION. The term of this Agreement and the Director' s services hereunder shall be for three (3) year from the Effective Date, unless terminated as provided for in this Section 5. This Agreement and the Director' s services hereunder shall terminate upon the earlier of the following:

(a)Removal of the Director as a director of the Company, upon proper Board or member action in accordance with the amended and restated memorandum and articles of association of the Company and applicable law;

(b)Resignation of the Director as a director of the Company upon written notice to the Board of Directors of the Company;

(c)Director' s failure to be reelected by the Company' s members at a meeting duly called for such purpose; or

(d)Termination of this Agreement by the Company, in the event any of the requirements specified in Section 3 hereof is not satisfied, as determined by the Company in its sole discretion.

7.LIMITATION OF LIABILITY. In no event shall the Director be individually liable to the Company or its shareholders for any damages for breach of fiduciary duty as an director of the

Company, unless the Director's act or failure to act involves intentional misconduct, fraud or a knowing violation of law.

8.AGREEMENT OF INDEMNITY. The Company agrees to indemnify the Director as follows:

(a)Subject to the exceptions contained in Section 8(a) below, if the Director was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Company) by reason of the Director's Corporate Status, the Director shall be indemnified by the Company against all Expenses and Liabilities incurred or paid by the Director in connection with such Proceeding (referred to herein as "Indemnifiable Expenses" and "Indemnifiable Liabilities," respectively, and collectively as "Indemnifiable Amounts").

(b)Subject to the exceptions contained in Section 8(b) below, if the Director was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company, to procure a judgment in its favor by reason of the Director's Corporate Status, the Director shall be indemnified by the Company against all Indemnifiable Expenses.

(c)For purposes of this Agreement, the Director shall be deemed to have acted in good faith in conducting the Company's affairs as an director of the Company and/or a member of a committee of the Board of the Company, if the Director: (i) exercised or used the same degree of diligence, care, and skill as an ordinarily prudent man would have exercised or used under the circumstances in the conduct of his own affairs; or (ii) took, or omitted to take, an action in reliance upon advise of counsels or other professional advisors for the Company, or upon statements made or information furnished by other directors, officers or employees of the Company, or upon a financial statement of the Company provided by a person in charge of its accounts or certified by a public accountant or a firm of public accountants, which the Director had reasonable grounds to believe to be true.

9.EXCEPTIONS TO INDEMNIFICATION. Director shall be entitled to indemnification under Sections 7(a) and 7(b) above in all circumstances other than the following:

(a)If indemnification is requested under Section 7(a) and it has been adjudicated finally by a court or arbitral body of competent jurisdiction that, in connection with the subject of the Proceeding out of which the claim for indemnification has arisen, (i) the Director failed to act in good faith and in a manner the Director reasonably believed to be in or not opposed to the best interests of the Company, (ii) the Director had reasonable cause to believe that the Director's conduct was unlawful, or (iii) the Director's conduct constituted willful misconduct, fraud or knowing violation of law, then the Director shall not be entitled to payment of Indemnifiable Amounts hereunder.

(b)If indemnification is requested under Section 7(b) and

(i)it has been adjudicated finally by a court or arbitral body of competent jurisdiction that, in connection with the subject of the Proceeding out of which the claim for indemnification has arisen, the Director failed to act in good faith and in a manner the Director reasonably believed to be in or not opposed to the best interests of the Company, including without limitation, the breach of Section 4 hereof by the Director, the Director shall not be entitled to payment of Indemnifiable Expenses hereunder; or

(ii)it has been adjudicated finally by a court or arbitral body of competent jurisdiction that the Director is liable to the Company with respect to any claim, issue or matter involved in the Proceeding out of which the claim for indemnification has arisen, including, without limitation, a claim that the

Director received an improper benefit or improperly took advantage of a corporate opportunity, the Director shall not be entitled to payment of Indemnifiable Expenses hereunder with respect to such claim, issue or matter.

10.WHOLLY OR PARTLY SUCCESSFUL. Notwithstanding any other provision of this Agreement, and without limiting any such provision, to the extent that the Director is, by reason of the Director's Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, the Director shall be indemnified in connection therewith. If the Director is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify the Director against those Expenses reasonably incurred by the Director or on the Director's behalf in connection with each successfully resolved claim, issue or matter. For purposes of this section, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

11.ADVANCES AND INTERIM EXPENSES. The Company may pay to the Director all Indemnifiable Expenses incurred by the Director in connection with any Proceeding, including a Proceeding by or in the right of the Company, in advance of the final disposition of such Proceeding, if the Director furnishes the Company with a written undertaking, to the satisfaction of the Company, to repay the amount of such Indemnifiable Expenses advanced to the Director in the event it is finally determined by a court or arbitral body of competent jurisdiction that the Director is not entitled under this Agreement to indemnification with respect to such Indemnifiable Expenses.

12.PROCEDURE FOR PAYMENT OF INDEMNIFIABLE AMOUNTS. The Director shall submit to the Company a written request specifying the Indemnifiable Amounts, for which the Director seeks payment under Section 7 hereof and the Proceeding of which has been previously notified to the Company and approved by the Company for indemnification hereunder. At the request of the Company, the Director shall furnish such documentation and information as are reasonably available to the Director and necessary to establish that the Director is entitled to indemnification hereunder. The Company shall pay such Indeminfiable Amounts within thirty (30) days of receipt of all required documents.

13.REMEDIES OF DIRECTOR.

(a)RIGHT TO PETITION COURT. In the event that the Director makes a request for payment of Indemnifiable Amounts under Sections 7, 9-11 above, and the Company fails to make such payment or advancement in a timely manner pursuant to the terms of this Agreement, the Director may petition the appropriate judicial authority to enforce the Company's obligations under this Agreement.

(b)BURDEN OF PROOF. In any judicial proceeding brought under Section 12 (a) above, the Company shall have the burden of proving that the Director is not entitled to payment of Indemnifiable Amounts hereunder.

(c)EXPENSES. The Company agrees to reimburse the Director in full for any Expenses incurred by the Director in connection with investigating, preparing for, litigating, defending or settling any action brought by the Director under Section 12 (a) above, or in connection with any claim or counterclaim brought by the Company in connection therewith.

(d)VALIDITY OF AGREEMENT. The Company shall be precluded from asserting in any Proceeding, including, without limitation, an action under Section 12 (a) above, that the provisions of this Agreement are not valid, binding and enforceable or that there is insufficient consideration for this Agreement and shall stipulate in court that the Company is bound by all the provisions of this Agreement.

(e)FAILURE TO ACT NOT A DEFENSE. The failure of the Company (including its Board of Directors or any committee thereof, legal counsel, or stockholders) to make a determination concerning the permissibility of the payment of Indemnifiable Amounts or the advancement of Indemnifiable Expenses under this Agreement shall not be a defense in any action brought under Section 12 (a) above.

14.PROCEEDINGS AGAINST COMPANY. Except as otherwise provided in this Agreement, the Director shall not be entitled to payment of Indemnifiable Amounts or advancement of Indemnifiable Expenses with respect to any Proceeding brought by the Director against the Company, any Entity which it controls, any director or officer thereof, or any third party, unless the Company has consented to the initiation of such Proceeding. This section shall not apply to counterclaims or affirmative defenses asserted by the Director in an action brought against the Director.

15.SUBROGATION. In the event of any payment of Indemnifiable Amounts under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of the Director against other persons, and the Director shall take, at the request of the Company, all reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

16.AUTHORITY. Each party has all necessary power and authority to enter into, and be bound by the terms of, this Agreement, and the execution, delivery and performance of the undertakings contemplated by this Agreement have been duly authorized by each party hereto.

17.SUCCESSORS AND ASSIGNMENT. This Agreement shall (a) be binding upon and inure to the benefit of all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law), and (b) be binding on and shall inure to the benefit of the heirs, personal representatives, executors and administrators of the Director. The Director has no power to assign this Agreement or any rights and obligations hereunder.

18. CONFIDENTIAL INFORMATION.

(a) OBLIGATION OF THE INDEPENENT DIRECTOR. The Director acknowledges that all Confidential Information is, and for all times after the termination of this Agreement shall remain, the property of the Company. Director agrees that he/she shall not directly or indirectly use, disseminate or disclose any Confidential Information without having first obtained prior written permission from the Company and to obtain such prior written permission whether during the term of this Agreement or after termination of this Agreement, except as shall be necessary in the ordinary course of performing his/her duties as an Director of the Company in accordance with this Agreement. Director shall comply with any additional policies, rules and procedures established by the Company from time to time for the protection of any Confidential Information.

(b) The parties agree that the following shall not be considered Confidential Information subject to this Agreement: (i) information which prior to the time of disclosure by Company is generally available to the public; (ii) information that, after disclosure by Company, becomes generally available to the

public by publication or otherwise, provided that such publication is not in violation of this Agreement or any other confidentiality agreement; or (iii) information Director is compelled to disclose by a court or other tribunal of competent jurisdiction; *provided, however*, that in such case Director shall immediately give notice to the Company to enable the Company to exercise its legal rights to prevent and/or limit such disclosure. In any event, Director shall disclose only that portion of the Confidential Information that, in the opinion of the Company's legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or tribunal.

19. DISCLOSURE OF INVENTIONS AND ASSIGNMENT OF INVENTIONS.

(a) Director shall promptly disclose orally and in writing to the Company any and all inventions, discoveries, improvements, works, developments, data, works of authorship, documentation, modifications, designs, trade secrets, formulae, techniques, processes and know-how, whether or not subject to protection under patent, copyright, trademark or any other intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademarks or similar statutes or subject to analogous protection) and whether or not reduced to practice, which Director, either alone or jointly with others, conceives, creates, discovers, invents or reduces to practice during the term of this Agreement and which (i) relate to or result from the business, work, research or investigation of the Company or any Affiliate, or any business, work, research or investigation which the Company or any Affiliate is considering or expects or plans to be engaged in, (ii) results from tasks or duties assigned to Director by the Company or Director's performance of his/her obligations under this Agreement, or (iii) results from the use of the Company's premises or property whether tangible or intangible, owned, leased or contracted for by the Company (collectively referred to as "Inventions").

(b)All work and work product of any type or description created by Director, both past and future, during the term of this Agreement, related to an Invention, shall be and remain exclusively the property of the Company, and is a "work made for hire" for the benefit of the Company. The Company may file applications to register copyrights as author thereof as well as any and all other ownership and intellectual property rights. Director hereby assigns to the Company all rights, including, without limitation, all copyrights throughout the world, including all renewals and extensions thereof, in and to all copyrightable works as created by Director, both past and future, during the term of this Agreement.

(c) Director acknowledges and agrees that all Inventions shall be the sole property of the Company or any other person or entity designated by the Company (the "Designee"), and Director hereby assigns to the Company or the Designee's entire right, title and interest in all Inventions.

(d) Director shall, at the Company's expense assist the Company or the Designee to apply for, obtain, register and from time to time enforce any patent, copyright, trademark or other property right with respect to the Inventions in any and all countries and when so obtained or vested, to renew and restore the same. To that end, by way of illustration but not limitation, Director shall testify in any suit or any other proceeding involving any Invention and execute all documents which the Company or the Designee reasonably determines to be necessary or convenient for use in applying for and obtaining any patent, copyright, trademark or other intellectual property protection thereon for the Company or the Designee. Director's obligation to assist the Company or the Designee in obtaining, maintaining and enforcing patent, copyright, trademark and other intellectual property rights for the Inventions shall continue beyond the cessation of this Agreement, but the Company or the Designee shall compensate Director for reasonable time off work or lost wages at a reasonable rate established in good faith by the

Company or the Designee for such purpose (after such cessation of this Agreement) for time actually spent by Director at the Company's or the Designee's request on such assistance.

(e)If the Company is unable, after reasonable effort, to secure Director's signature as required by this Section 18 on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to an Invention, whether because of Director's physical or mental incapacity or for any other reason whatsoever, Director hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney-in-fact, to act for and in Director's behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Director.

20. CONFLICT OF INTEREST. Director shall abide by any policy concerning conflicts of interest that the Company may from time to time have in effect. Director agrees that during the term of this Agreement he/she shall not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest or, upon discovery thereof, allow such a conflict to continue. Moreover, Director agrees that he/she shall immediately disclose to the Company any facts which might involve any reasonable possibility of a conflict of interest. It is agreed that any direct or indirect interest, connection with, or benefit from any outside activities, where such interest might in any way adversely affect the Company, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Director might arise, and which must be reported immediately by Director to the Company, include, but are not limited to, the following:

- ownership of a material interest in any supplier, contractor, subcontractor, customer, or other entity with which the Company does business;

- acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent, or the like for a supplier, contractor, subcontractor, customer, or other entity with which the Company does business;

- accepting, directly or indirectly, payment, service, or loans from a supplier, contractor, subcontractor, customer, or other entity with which the Director does business, including, but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value;

- misuse of the Company's information or facilities to which Director has access in a manner that will be detrimental to the Company's interest, such as utilization for Director's own benefit of know-how, inventions, or information developed through the Director's business activities;

- disclosure or other misuse of information of any kind obtained through Director's connection with the Company;

- appropriation by Director or the diversion to others, directly or indirectly, of any business opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and

- the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company, or acting as an owner, director, principal, officer, partner,

consultant, employee, agent, servant, or otherwise of any enterprise which is in competition with the Company.

21.RETURN OF MATERIALS. All documents and other tangible objects containing or representing Confidential Information and all copies thereof which are in the possession of Director shall be and remain the property of Company and shall be promptly returned to Company or destroyed by Director upon the termination of this Agreement and/or upon Company' s request.

22.GENDER, ETC. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

23.CHANGE IN LAW. To the extent that a change in applicable law (whether by statute or judicial decision) shall mandate broader or narrower indemnification than is provided hereunder, the Director shall be subject to such broader or narrower indemnification and this Agreement shall be deemed to be amended to such extent.

24.SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement, or any clause thereof, shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, in whole or in part, such provision or clause shall be limited or modified in its application to the minimum extent necessary to make such provision or clause valid, legal and enforceable, and the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

25.MODIFICATIONS AND WAIVER. Except as provided in Section 22 hereof with respect to changes in applicable law which broaden or narrow the right of the Director to be indemnified by the Company, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No delay in exercise or non-exercise by the Company of any right under this Agreement shall operate as a current or future waiver by it as to its same or different rights under this Agreement or otherwise.

26.NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) when transmitted by facsimile or electronic mail and receipt is acknowledged, or (c) if mailed by certified or registered mail with postage prepaid, on the third business day after the date en which it is so mailed:

If to Director, to:

Name：Min Zhou

Address:

If to the Company, to:

Name: Sheng Xu

Address： Buliding 21A, Jingyuan Arts Center, No.3 Guangqu Road, Chaoyang District, Beijing, China

or to such other address as may have been furnished in the same manner by any party to the others.

26.GOVERNING LAW. This Agreement shall be governed by and construed and enforced under the laws of British Virgin Islands.

27.AGREEMENT GOVERNS. This Agreement is to be deemed consistent wherever possible with relevant provisions of the amended and restated memorandum and articles of association of the Company; provided, however, that in the event of a conflict between this Agreement and such provisions, the provisions of this Agreement shall control.

28. CONTRACTOR. The parties understand, acknowledge and agree that the Director ' s relationship with the Company is that of an contractor and nothing in this Agreement is intended to or should be construed to create a relationship other than that of contractor. Nothing in this Agreement shall be construed as a contract of employment/engagement between the Director and the Company or as a commitment on the part of the Company to retain the Director in any capacity, for any period of time or under any specific terms or conditions, or to continue the Director ' s service to the Company beyond any period.

29.ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Company and the Director with respect to the subject matter hereof, and supersedes all prior understandings and agreements with respect to such subject matter.

[Remainder of The Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Director Agreement as of the day and year first above written.

Company: TIAN RUIXIANG Holdings Ltd

Sheng Xu

____

Authorized Person:Sheng Xu, CEO

Director: Min Zhou

周敏

____
Signature

SCHEDULE A

I POSITION: DIRECTOR.

II. COMPENSATION:

FEES. For all services rendered by the Director pursuant to this Agreement, both during and outside of normal working hours, including but not limited to, attending all required meetings of the Board or applicable committees thereof, executive sessions of the directors, reviewing filing reports and other corporate documents as requested by the Company, providing comments and opinions as to business matters as requested by the Company, as of the date of the company listed in payment of $ 10000 dollars per year during the Term (the "Base Fee"), starting from the Effective Date. The fee will be paid to the Director per month, that is $ 833.33 dollars per month.

EXPENSES. During the term of the Director's service as a director of the Company, the Company shall promptly reimburse the Director for all expenses incurred by him/her in connection with attending (a) all meetings of the Board or applicable committees thereof, (b) executive sessions of the directors, and (c) stockholder meetings, as a director or a member of any committee of the Board, provided that any such expenses over $2,500 shall be approved by the Company in writing in advance. In addition, the Director shall rely on the Company to arrange all hotel accommodations in connection with any such meetings the Director must attend. The amount of such expenses eligible for reimbursement by the Company during a calendar year shall not affect such expenses eligible for reimbursement by the Company in any other calendar year, and the reimbursement of any such eligible expenses shall be made on or before the last day of the calendar year next following the calendar year in which the expense was incurred.

2023 PERFORMANCE INCENTIVE PLAN . Within 10 working days after the signing of the agreement, grant the director 1,000,000 Class A Ordinary Shares.

Dated: April 18 , 2020

AGREED BY:

Company: TIAN RUIXIANG Holdings Ltd

Sheng Xu

Name: Sheng Xu
Title: CEO

AGREED BY:

Director: Min Zhou

周敏

Name: Min Zhou